                          Independent Auditors' Consent

We consent to the references to our firm in  Post-Effective  Amendment No. 28 to the Registration  Statement on Form N-1A of Permanent Portfolio Family of Funds,
Inc.  and to the use of our report,  dated  March 7, 2003,  except as to Note 9, which is as of  March  28,  2003,  on the  financial  statements  and  financial highlights  of  the  Permanent  Portfolio,  the  Treasury  Bill  Portfolio,  the
Versatile Bond Portfolio, and the Aggressive Growth Portfolio,  each a series of shares of Permanent  Portfolio Family of Funds,  Inc. Such financial  statements and financial  highlights appear in the 2003 Annual Report to Shareholders which is incorporated by reference in the Registration Statement.

                                        /s/ TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
March 31, 2003